                                                                 EXHIBIT 10.11.5

Avistar Communications Corporation
555 Twin Dolphin Drive, Suite 360
Redwood Shores, CA 94065


March 10, 2003

In the event that the Comerica Bank - California Loan and Security Agreement, as amended March 10, 2003, (the "Bank Line") is not sufficiently available to Avistar Communications Corporation (the Company) for any reason, I, Gerald Burnett, unconditionally commit to provide the Company adequate funds in order for the Company to meet its obligations as they become due. This commitment will not exceed $6 million (inclusive of any funds drawn by the Company and subject to my personal guarantee of the Company's obligations under the Bank
Line) and any funds provided to the Company under this commitment shall not be due for repayment by the Company any sooner than February 27, 2004. This commitment shall terminate, pro rata, prior to February 27, 2004 to the extent that there occurs a financing event providing for comparable funding, or other net addition to working capital up to the $6 million commitment.


/s/ Gerald J. Burnett
------------------------------
Gerald Burnett